Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-255586, 333-250985, 333-256911, 333-258143, 333-279860, and 333-280033) and Form S-8 (Nos. 333-276201, 333-284256, 333-280709, and 333-277971) of our report dated March 11, 2025, except for the effects of Note 4 as to which the date is March 10, 2026, with respect to the consolidated financial statements of LifeMD, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Marlton, New Jersey

March 10, 2026